Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Passage Bio, Inc. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: June 25, 2026

Baselake Partners, LP

By:	/s/ David Paolella
David Paolella, Managing Member of Baselake Management, LLC, its investment manager

Baselake Management, LLC

By:	/s/ David Paolella
David Paolella, Managing Member

David Paolella

By:	/s/ David Paolella
Individually